Exhibit 99.1

STRATA Skin Sciences Reports Fourth Quarter and Full-Year 2024 Financial Results and Provides a Corporate Update

HORSHAM, Penn., March 27, 2025 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces its financial results for the quarter and year ended December 31, 2024, and provides a corporate update.

Fourth Quarter and Full-Year 2024 Financial Highlights

•	Revenue in the fourth quarter of 2024 was $9.6 million, up 10% from $8.7 million in the year-ago quarter
o
Global net recurring XTRAC® revenue in the fourth quarter was $5.5 million vs. $5.4 million in the prior year period, with international growth of 13% more than offsetting a slight decline in the domestic market

o	Average net revenue per domestic XTRAC® system increased to $5,906 (+6% YOY) on 864 systems in the fourth quarter vs. $5,555 per system on 923 systems in the comparable prior year period
o	Total Recurring revenue increased 3.0% to $5.8 million in the fourth quarter, driven by international growth and contribution from TheraClear
o	Equipment revenue of $3.8 million increased 23% vs. $3.1 million in the fourth quarter of 2023, representing our highest level in two years
•	Full year 2024, revenue of $33.6 million increased slightly vs. $33.4 million in 2023
o	While revenue for the full year was up only slightly, results improved significantly over the course of the year with Y/Y growth in the fourth quarter of 10%
o	For the full year, growth of 5% in the Equipment segment more than offset a decline of 2% in the Recurring segment
•	Gross margin of 60.1% in the fourth quarter of 2024, improved 480 bps vs. 55.3% in the fourth quarter of 2023
•
Adjusting for a one-time accrued expense of $1.8 million in the third quarter of 2024 and the impact of non-cash impairment in both years, operating expense of $22.7 million in 2024 declined 8.5% vs. $24.8 million in 2023

•	Implemented a turnaround, focusing on cost efficiency and improving revenue per device, and delivered meaningful improvements in both metrics
•	Drove efficiencies in Sales & Marketing to more than offset the increase in Direct-to-Consumer (DTC) spend associated with the reimplementation of the Company’s strategic revenue model
•	Implemented a strategy to remove and refurbish underutilized machines, driving a 67% year-over-year reduction in capex spend for full-year 2025, further conserving cash

2024 Corporate Highlights

•	Renewed 3-year agreements with exclusive distributors in China and Japan – each agreement carries minimum unit placements and/or purchases of the XTRAC® and VTRAC® devices
•	Amended credit agreement with MidCap Financial Trust to ensure alignment with the Company’s current and future business projections
•
On July 23, 2024, closed a registered direct offering that raised $2.1 million in gross proceeds ($1.9 million in net proceeds) through the sale of 665,136 shares of common stock at an average purchase price of $3.16 per share, with participation from insiders and existing institutional shareholders

•	Received approval for the XTRAC Momentum™ 1.0 device in Japan and drove significant growth in international recurring revenue
•
Upgraded clinical team and implemented a consulting model focused on best practices within customer clinics. Early results show meaningful improvement in procedures per device and, in some cases, demand for additional placements

•
Filed a complaint against LaserOptek, and others, citing unfair competition under federal and state laws regarding the marketing and sales of competitive laser devices. On November 8, 2024  pursuant to a joint stipulation a court order was entered in the US District Court for the Eastern District of Pennsylvania enjoining LaserOptek, and all those acting at their direction from engaging in any sales, marketing or promotion of  Pallas lasers that states or implies, that treatments with Pallas lasers are reimbursable using CPT Codes 96920-96922, and also barred LaserOptek and others from engaging in any deceptive advertising  that includes any false or misleading statements regarding the Pallas lasers or STRATA’s lasers. On February 28, 2025, Strata filed a motion for civil contempt against LaserOptek for violating that court order.

“2024 was a year of execution for STRATA. Our fourth quarter results highlight the success we are having in implementing our strategy to shift our existing installed base from underperforming centers to more productive ones while utilizing our DTC and service model to help our customers succeed,” commented STRATA’s President and CEO Dr. Dolev Rafaeli.  “We have reduced XTRAC® devices in our domestic installed base to 864, from 923 at the prior year end, resulting in average revenue per device increasing to $5,906 in the fourth quarter of 2024, up from $5,555 in the prior-year period, representing an increase of 6%. At the same time, our operating margins, adjusted for non-cash impairment charges in both periods, improved by 950 bps compared to the fourth quarter of 2023. On a full-year basis, our non-GAAP adjusted EBITDA, including the adjustment for the $1.8 million accrual we discussed last quarter, improved to $2.2 million versus $1.0 million in the prior year.

“With regard to our international markets, we have seen significant traction, with particular strength in the Equipment segment.  During the fourth quarter, international sales increased to $4.1 million, which represents a sequential increase of 27% over the prior quarter and 41% over the prior year period, with the international portion of the Equipment segment up 45% over the fourth quarter of 2023,” concluded Dr, Rafaeli.

Fourth Quarter 2024 Financial Results

Revenue for the fourth quarter of 2024 was $9.6 million, as compared to revenue of $8.7 million for the fourth quarter of 2023.  Global recurring revenue for the fourth quarter of 2024 was $5.8 million, as compared to global recurring revenue of $5.6 million for the prior-year period.  Equipment revenue was $3.8 million for the fourth quarter of 2024 versus $3.1 million for the fourth quarter of 2023.

Gross profit for the fourth quarter of 2024 was $5.8 million, or 60.1% of revenue, as compared to $4.8 million, or 55.3% of revenue, for the fourth quarter of 2023.

Selling and marketing costs for the fourth quarter of 2024 were $3.2 million, compared to $2.8 million in the year-ago period. General and administrative costs for the fourth quarter of 2024 were $2.7 million, compared to $2.8 million for the fourth quarter of 2023.

Net loss for the fourth quarter of 2024 was $4.5 million, or EPS of negative $1.18 per basic and diluted common share, as compared to a net loss of $3.8 million, or EPS of negative $1.09 per basic and diluted common share, in the fourth quarter of 2023.

Cash, cash equivalents, and restricted cash at December 31, 2024 were $8.6 million.

Full Year 2024 Financial Results

Revenue for the full year 2024 was $33.6 million, as compared to revenue of $33.4 million for the full year 2023. Global recurring revenue for the full year 2024 was $21.2 million, as compared to global recurring revenue of $21.5 million for the full year 2023. Equipment revenue was $12.4 million for the full year 2024, as compared to $11.8 million for the full year 2023.

Gross profit for the full year 2024 was $19.1 million, or 56.9% of revenue, as compared to $18.5 million, or 55.3% of revenue for the full year 2023.

Selling and marketing costs for the full year 2024 were $12.3 million, as compared to $13.0 million for the full year 2023. General and administrative costs for the full year 2024 were $11.3 million ($9.5 million adjusted for a one-time accrual of $1.8 million taken in the third quarter), as compared to $10.5 million for the full year 2023.

Impairment expense for the full year 2024 was $3.9 million, as compared to $2.3 million for the full year 2023.

Other expenses for the full year 2024 were $1.0 million compared to $2.3 million for the full year 2023.

Net loss for the full year 2024 was $10.1 million, including the $1.8 million accrual to general and administrative expenses in the third quarter, and the $3.9 million impairment expense. This resulted in a net loss of $2.65 per basic and diluted common share.

Fourth Quarter and Full Year 2024 Earnings Conference Call

STRATA management will host a conference call at 4:30 p.m. ET on Thursday, March 27, 2025, to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

To listen to the conference call, interested parties within the U.S. should dial 1-844-481-2523 (domestic) or 1-412-317-0552 (international).  All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the STRATA Skin Sciences, Inc. conference call.

The conference call will also be available through a live webcast that can be accessed at STRATA Skin Sciences 3Q24 Earnings Webcast.

A telephonic replay of the call will be available until April 3, 2025 by dialing 1-877-344-7529 (or 1-412-317-0088 for international callers) and using replay access code 8210574.  To access the replay using an international dial-in number, please see here.

A webcast earnings call replay will be available approximately one hour after the live call and remain accessible until September 24, 2025.

Non-GAAP Financial Measures

STRATA has determined to supplement its consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), presented elsewhere within this report, with certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP gross profit, which excludes the non-cash expense of amortization of acquired intangible assets classified as cost of revenues, and non-GAAP adjusted EBITDA, “Earnings Before Interest, Taxes, Depreciation, and Amortization.”

These non-GAAP disclosures have limitations as an analytical tool, should not be viewed as a substitute for Gross Profit or Net Earnings (Loss) determined in accordance with U.S. GAAP, should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. STRATA considers these non-GAAP measures in addition to its results prepared under current accounting standards, but they are not a substitute for, nor superior to, U.S. GAAP measures. These non-GAAP measures are provided to enhance readers’ overall understanding of STRATA’s current financial performance and to provide further information for comparative purposes. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to Gross Profit or Net Earnings (Loss) determined in accordance with U.S. GAAP. Specifically, STRATA believes the non-GAAP measures provide useful information to management and investors by isolating certain expenses, gains, and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, STRATA believes non-GAAP measures enhance the comparability of results against prior periods.

Reconciliation to the most directly comparable U.S. GAAP measure of all non-GAAP measures included in this press release is as follows:

	Year Ended December 31,
(in thousands)	2024	2023

Net loss	$(10,086)	$(10,830)

Adjustments:
Depreciation and amortization	4,968	5,553
Amortization of operating lease right-of-use asset	339	349
Loss on disposal of property and equipment	49	72
Benefit from income taxes	(170)	(92)
Interest income	(242)	(231)
Interest expense	2,107	1,640
Non-GAAP EBITDA	(3,035)	(3,539)
Impairment of goodwill	3,861	2,284
Stock-based compensation	427	1,303
Loss on debt extinguishment	—	909
Employee retention credit	(864)	—
Non-GAAP adjusted EBITDA	$389	$957
One-time accrual for NY State Sales Tax	1,781 1,781	—
Non-GAAP adjusted EBITDA normalized for one-time events	2,170	957

XTRAC Gross Domestic Recurring Billings
XTRAC gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments, which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The following is a reconciliation of non-GAAP XTRAC gross domestic billings to domestic recorded revenue for the third quarter and first nine months of 2024 and 2023 (in thousands), respectively:

	Three Months Ended December 31,		YTD
	2024	2023	2024	2023
Gross domestic recurring billings	$4,871	$4,947	$18,996	$19,622
Co-Pay adjustments	(84)	(87)	(331)	(343)
Other discounts	(6)	(22)	(81)	(110)
Deferred revenue from prior quarters	1,867	1,913	7,204	8,114
Deferral of revenue to future quarters	(1,545)	(1,624)	(7,126)	(7,567)
GAAP Recorded domestic revenue	$5,102	$5,127	$18,662	$19,716

About STRATA Skin Sciences, Inc.

STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,261	$6,784
Restricted cash	1,334	1,334
Accounts receivable, net of allowance for credit losses of $563 and $222 at December 31, 2024 and 2023, respectively	5,253	4,440
Inventories	2,246	2,673
Prepaid expenses and other current assets	501	312
Total current assets	16,595	15,543
Property and equipment, net	10,061	11,778
Operating lease right-of-use assets	1,264	626
Intangible assets, net	5,348	7,319
Goodwill	2,658	6,519
Other assets	231	231
Total assets	$36,157	$42,016

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,433	$3,343
Accrued expenses and other current liabilities	8,593	6,306
Deferred revenues	2,241	2,120
Current portion of operating lease liabilities	328	352
Current portion of contingent consideration	1,030	53
Total current liabilities	14,625	12,174
Long-term debt, net	15,192	15,044
Deferred revenues and other liabilities	353	552
Deferred tax liability	—	186
Operating lease liabilities, net of current portion	919	237
Contingent consideration, net of current portion	96	1,135
Total liabilities	31,185	29,328
Commitments and contingencies (Note 10)
Stockholders’ equity:
Series C convertible preferred stock, $0.10 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 4,171,161 and 3,506,025 shares issued and outstanding at December 31, 2024 and 2023, respectively	4	4
Additional paid-in capital	253,112	250,742
Accumulated deficit	(248,553)	(238,058)
Total stockholders’ equity	4,972	12,688
Total liabilities and stockholders’ equity	$36,157	$42,016

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023

Revenues, net	$33,562	$33,358
Cost of revenues	14,481	14,897
Gross profit	19,081	18,461
Operating expenses:
Engineering and product development	883	1,317
Selling and marketing	12,289	12,956
General and administrative	11,303	10,508
Impairment of goodwill	3,861	2,284
	28,336	27,065
Loss from operations	(9,255)	(8,604)
Other (expense) income:
Interest expense	(2,107)	(1,640)
Interest income	242	231
Loss on debt extinguishment	—	(909)
Other income	864	—
	(1,001)	(2,318)
Loss before benefit from income taxes	(10,265)	(10,922)
Benefit from income taxes	170	92
Net loss	$(10,086)	$(10,830)

Net loss per share of common stock, basic and diluted	$(2.65)	$(3.10)
Weighted average shares of common stock outstanding, basic and diluted	3,807,186	3,491,964

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(10,086)	$(10,830)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,968	5,553
Impairment of goodwill	4,861	2,284
Amortization of operating lease right-of-use assets	339	349
Amortization of deferred financing costs and debt discount	148	140
Change in allowance for credit losses	(182)	(110)
Stock-based compensation expense	427	1,303
Loss on debt extinguishment	—	909
Loss on disposal of property and equipment	49	72
Inventory write-off	162	—
Deferred income taxes	(186)	(120)
Changes in operating assets and liabilities:
Accounts receivable	(631)	141
Inventories	572	689
Prepaid expenses and other assets	(189)	246
Accounts payable	(954)	(100)
Accrued expenses and other liabilities	2,266	(197)
Deferred revenues	(57)	(472)
Operating lease liabilities	(319)	(376)
Net cash provided by (used in) operating activities	188	(519)
Cash flows from investing activities:
Purchase of property and equipment	(1,636)	(5,019)
Net cash used in investing activities	(1,636)	(5,019)
Cash flows from financing activities:
Proceeds from long-term debt	—	7,000
Payment of deferred financing costs	—	(97)
Payment of contingent consideration	(18)	(42)
Sale of common stock, net of offering costs	1,943	—
Net cash provided by financing activities	1,925	6,861
Net increase in cash, cash equivalents and restricted cash	477	1,323
Cash, cash equivalents and restricted cash at beginning of year	8,118	6,795
Cash, cash equivalents and restricted cash at end of year	$8,595	$8,118

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,973	$1,415
Cash paid during the year for income taxes	$23	$22